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                                                                    EXHIBIT 23.6

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

February 8, 2000

Board of Directors
Hudson United Bancorp
1000 MacArthur Boulevard
Mahwah, New Jersey 07430

                      Re: Joint Proxy Statement-Prospectus

Ladies and Gentlemen:

     Reference is hereby made to our opinion letter (our "Opinion Letter") dated February 8, 2000 with respect to the fairness from a financial point of view to holders of common stock, no par value ("Hudson Common Stock"), of Hudson United Bancorp ("Hudson") of the Exchange Ratio (as defined below) contemplated by the Agreement and Plan of Merger (the "Agreement"), dated as of September 15, 1999, as amended and restated as of December 27, 1999, between Hudson and Dime Bancorp, Inc. ("Dime"). The Agreement provides for the merger of Hudson with and into Dime under the name "Dime United Bancorp, Inc." (the "Merger"), pursuant to which, among other things, each share of Hudson Common Stock will be exchanged for one share (the "Exchange Ratio") of common stock, par value $0.01 per share, of Dime ("Dime United Common Stock"), and each share of common stock, par value $0.01 per share, of Dime will be converted into 0.60255 shares of Dime United Common Stock.

     Our Opinion Letter is provided to the Board of Directors of Hudson in connection with the filing of the Registration Statement on Form S-4 of Dime dated February 8, 2000, including the joint proxy statement-prospectus relating to the special meetings of Dime and Hudson being held to vote on the merger (the "Merger Proxy"), and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

     In that regard we hereby consent to the reference to our Opinion Letter in the Merger Proxy under the captions "SUMMARY -- Hudson's Financial Advisor Says the Hudson Exchange Ratio is Fair from a Financial Point of View to Hudson Stockholders," "THE MERGER -- Background of the Merger," "THE MERGER -- Hudson's Reasons for the Merger; Recommendation of Hudson's Board of Directors" and "THE MERGER -- Opinion of Hudson's Financial Advisor" and to the inclusion of our Opinion Letter in the Merger Proxy. We also consent to the filing with the Securities and Exchange Commission of this consent letter as supplemental information and not as "filed" material under the Securities Exchange Act of 1934. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ GOLDMAN, SACHS & CO.
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                                          GOLDMAN, SACHS & CO.